UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2023
(December 1, 2023)

Name of Registrant, State of Incorporation, Address Of Principal Executive Offices, Telephone Number, Commission File No., IRS Employer Identification No.

PNM Resources, Inc.
(A New Mexico Corporation)
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone Number - (505) 241-2700
Commission File No. - 001-32462
IRS Employer Identification No. - 85-0468296

____________________________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 40.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of exchange on which registered
PNM Resources, Inc.	Common Stock, no par value	PNM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes in Principal Accounting Officer

On December 5, 2023, Henry E. Monroy, Vice President and Corporate Controller of PNM Resources, Inc. (the “Company”) stepped down from his role as the Company’s Vice President and Corporate Controller, which includes serving as the Company’s principal accounting officer. Mr. Monroy decided to step down from such role in order to focus solely on his role as Vice President of regulatory for the Company’s utility subsidiary, Public Service Company of New Mexico, a role that he had taken on in July 2022. Mr. Monroy’s decision to step down from his role as the Company’s Vice President and Corporate Controller was not the result of any disagreement with the Company on any matter relating to their operations, policies or practices, or any disagreement in respect of accounting principles, financial statement disclosure or otherwise.

On December 5, 2023, the Company appointed Gerald Robert Bischoff to succeed Mr. Monroy as its Vice President and Controller, which includes serving as the Company’s principal accounting officer.

Mr. Bischoff, age 44, joined the Company in 2005 and has served as Director, SEC Reporting and GAAP Analysis since May 2020. Previously, he served in various other accounting roles for the Company and its affiliates, including Assistant Controller Utility Accounting, Director Utility Accounting, Senior Manager General Accounting and Manager Corporate Accounting. Prior to joining the Company in July 2005, Mr. Bischoff was a Senior Audit Associate for KPMG LLP. Mr. Bischoff received a Bachelor of Accountancy degree from New Mexico State University in 2001 and a Master of Accountancy from New Mexico State University in 2002. Mr. Bischoff holds an active license as a Certified Public Accountant.

There are no arrangements or understandings between Mr. Bischoff and any other person in connection with his appointment. There is no family relationship between Mr. Bischoff and any director or executive officer of the Company, and Mr. Bischoff is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Approval of Retention Agreements

On December 5, 2023, the Board of Directors of the Company (the “Board”) (and the independent directors of the Board, in the case of Ms. Collawn) approved Employee Retention Agreements with Patricia K. Collawn, Chairman and Chief Executive Officer of the Company and Patrick V. Apodaca, Senior Vice President and General Counsel of the Company. On December 4, 2023, the Compensation and Human Capital Committee of the Board (the “Compensation Committee”) approved an Employee Retention Agreement with Joseph D. Tarry, President and Chief Operating Officer of the Company (collectively, with Ms. Collawn and Mr. Apodaca, the “Executives”). The Retention Agreements are intended to incentivize the Executives to continue their employment during the pending decision relating to the previously disclosed potential transaction between the Company, Avangrid, Inc. and NM Green Holdings, Inc. pursuant to which NM Green Holdings, Inc. will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Avangrid, Inc. (the “Transaction”)

Pursuant to Ms. Collawn’s Retention Agreement, she will receive a retention bonus that includes a payment of $375,000 in December 2023 and an award of 26,766 restricted stock rights if she remains employed through the award’s vesting date, which is the earliest of (1) 24 months from the grant date, (2) the closing of the Transaction, or (3) six months following the date on which the Company or Avangrid, Inc. decides to abandon the Transaction.

Pursuant to Mr. Apodaca’s Retention Agreement, he will receive a retention bonus that includes a payment of $125,000 in December 2023 and an award of 8,922 restricted stock rights if he remains employed through the award’s vesting date, which is the earliest of (1) 24 months from the grant date, (2) the closing of the Transaction, or (3) six months following the date on which the Company or Avangrid, Inc. decides to abandon the Transaction.

Pursuant to Mr. Tarry’s Retention Agreement, he will receive a retention bonus of $1,000,000 with 25% of such retention bonus paid in in December 2023, 25% of such retention bonus paid in December 2024, and 50% of such retention bonus paid in December 2025, provided that Mr. Tarry remains employed through the applicable vesting dates. The Compensation Committee of the Board may elect to convert Mr. Tarry’s retention bonus, or any portion thereof, into restricted stock rights at any time before the applicable vesting date pursuant to the terms of his Retention Agreement.

In the event that an Executive’s employment ends prior to a vesting date applicable to his or her retention bonus, depending on the circumstances of his or her departure, the Executive may be entitled to receive his or her retention bonus in accordance with the terms and conditions of the Executive’s Retention Agreement.

The foregoing descriptions of Ms. Collawn’s Retention Agreement, Mr. Apodaca’s Retention Agreement and Mr. Tarry’s Retention Agreement are qualified in their entirety by reference to the text of their respective Retention Agreements, which will be filed with the Company’s annual report on Form 10-K for the year ended December 31, 2023.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
(Registrant)

Date: December 6, 2023	/s/ Patrick V. Apodaca
Patrick V. Apodaca
Senior Vice President, General Counsel and Secretary
(Officer duly authorized to sign this report)